Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
			As of September 30,		As of March 31,
	Schedule		2008	2007	2008
SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1		2,926	2,919	2,923
Shares issuable [Refer Note 19(7)]		540
Shares issuable to controlled trust		(540)	—	—	—

Share application money pending allotment			21	36	40
Reserves and surplus	2		123,336	104,499	113,991

			126,283	107,454	116,954

LOAN FUNDS
Secured loans	3		2,088	2,792	2,072
Unsecured loans	4		51,689	26,512	42,778

			53,777	29,304	44,850
Minority interest			169	117	116

			180,229	136,875	161,920

APPLICATION OF FUNDS
FIXED ASSETS
Goodwill			48,977	41,309	42,209
Gross block	5		65,260	49,492	56,280
Less: Accumulated depreciation			32,367	24,198	28,067

Net block			32,893	25,294	28,213
Capital work-in-progress and advances			15,692	10,818	13,370

			97,562	77,421	83,792

INVESTMENTS	6		41,451	24,301	16,022

DEFERRED TAX ASSET (NET)			638	643	529

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7		8,669	5,935	6,664
Sundry debtors	8		50,337	33,385	40,453
Cash and bank balances	9		20,157	20,488	39,270
Loans and advances	10		39,599	26,358	29,610

			118,762	86,166	115,997

LESS: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11		68,159	41,445	39,890
Provisions	12		10,025	10,211	14,530

			78,184	51,656	54,420

NET CURRENT ASSETS			40,578	34,510	61,577

			180,229	136,875	161,920

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated balance sheet

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Natrajan Ramkrishna	Suresh C Senapaty	V Ramachandran
Partner	Chief Financial Officer	Company Secretary
Membership No. 32815	& Director
Bangalore
October 22, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

				(Rs. in Million except share data)
							Year ended
			Quarter ended September 30,		Six months ended September 30,		March 31,
	Schedule		2008	2007	2008	2007	2008
INCOME
Gross sales and services			65,655	48,003	126,353	90,759	201,451
Less: Excise duty			301	429	635	825	1,655

Net sales and services			65,354	47,574	125,718	89,934	199,796
Other income	13		754	1,262	1,121	1,934	4,174

			66,108	48,836	126,839	91,868	203,970

EXPENDITURE
Cost of sales and services	14		45,941	33,303	87,719	63,118	140,244
Selling and marketing expenses	15		4,737	3,374	9,329	6,255	14,216
General and administrative expenses	16		3,461	2,643	6,679	4,687	10,750
Interest	17		612	330	1,248	461	1,690

			54,751	39,650	104,975	74,521	166,900

PROFIT BEFORE TAXATION			11,357	9,186	21,864	17,347	37,070
Provision for taxation including fringe benefit tax	19	(9)	1,659	1,046	3,185	2,050	4,550

Profit before minority interest / share in earnings of associates			9,698	8,140	18,679	15,297	32,520

Minority interest			(22)	1	(34)	3	(24)
Share in earnings of associates			106	96	213	193	333

PROFIT FOR THE PERIOD			9,782	8,237	18,858	15,493	32,829

Appropriations
Interim dividend			—	2,919	—	2,919	2,919
Proposed dividend			—	—	—	—	5,846
Tax on dividend			—	496	—	496	1,489

TRANSFER TO GENERAL RESERVE			9,782	4,822	18,858	12,078	22,575

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)			6.73	5.68	12.97	10.68	22.62
Diluted (in Rs.)			6.70	5.65	12.92	10.63	22.51
Number of shares for calculating EPS
Basic			1,454,349,548	1,451,197,279	1,453,986,894	1,451,197,279	1,451,127,719
Diluted			1,460,517,330	1,457,143,452	1,460,121,584	1,457,861,033	1,458,239,060

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated profit and loss account

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Natrajan Ramkrishna	Suresh C Senapaty	V Ramachandran
Partner	Chief Financial Officer	Company Secretary
Membership No. 32815	& Director
Bangalore
October 22, 2008

CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT

	(Rs. in Million)
					Year ended
	Quarter Ended September 30,		Six months Ended September 30,		March 31,
	2008	2007	2008	2007	2008
A. Cash flows from operating activities:
Profit before tax	11,357	9,186	21,864	17,347	37,070
Adjustments:

Depreciation and amortization	1,661	1,246	3,239	2,421	5,359
Amortisation of stock compensation	455	286	888	572	1,166
Exchange differences — net	(927)	(671)	(230)	(1,108)	(595)
Interest on borrowings	612	330	1,248	461	1,690
Dividend / interest — net	(1,023)	(790)	(1,941)	(1,437)	(2,802)
(Profit) / Loss on sale of investments	(428)	(199)	(570)	(550)	(771)
Gain on sale of fixed assets	(4)	(6)	(9)	(165)	(174)
Working capital changes :
Trade and other receivable	(7,110)	(3,642)	(12,541)	(4,738)	(11,885)
Loans and advances	(1,543)	(861)	(3,523)	(1,823)	(5,157)
Inventories	(909)	(836)	(2,005)	(855)	(1,565)
Trade and other payables	7,353	5,450	11,345	3,936	6,182

Net cash generated from operations	9,494	9,493	17,765	14,061	28,518
Direct taxes paid	(2,386)	(1,410)	(959)	(2,674)	(5,459)

Net cash generated by operating activities	7,108	8,083	16,806	11,387	23,059

B. Cash flows from investing activities:
Acquisition of property, fixed assets plant and equipment (including advances)	(4,344)	(3,336)	(8,552)	(6,315)	(14,226)
Proceeds from sale of fixed assets	72	91	163	323	479
Purchase of investments	(77,544)	(67,472)	(208,640)	(99,845)	(231,684)
Proceeds on sale / from maturities on investments	84,085	70,098	183,997	109,536	250,013
Intercorporate deposit	—	(100)	(250)	50	150
Net payment for acquisition of businesses	(1,110)	(26,323)	(1,192)	(26,388)	(32,790)
Dividend / interest income received	1,023	790	1,941	1,292	2,490

Net cash generated by / (used in) investing activities	2,182	(26,252)	(32,533)	(21,347)	(25,568)

C. Cash flows from financing activities:
Proceeds from exercise of employee stock option	2	7	50	56	541
Share application money pending allotment	21	36	21	36	40
Interest paid on borrowings	(612)	(330)	(1,248)	(461)	(1,690)
Dividends paid (including distribution tax)	(6,828)	(1,706)	(6,828)	(9,215)	(12,632)
Repayment of borrowings / loans	(17,558)	(17,125)	(33,061)	(20,102)	(74,970)
Proceeds of borrowings / loans	17,426	39,625	37,208	40,272	110,641
Proceeds from issuance of shares by subsidiary	—	—	—	55	55

Net cash generated by / (used in) financing activities	(7,549)	20,507	(3,858)	10,641	21,985

Net (decrease) / increase in cash and cash equivalents during the period	1,741	2,338	(19,585)	681	19,476
Cash and cash equivalents at the beginning of the period	18,348	18,181	39,270	19,822	19,822
Effect of translation of cash balance	68	(31)	472	(15)	(28)

Cash and cash equivalents at the end of the period	20,157	20,488	20,157	20,488	39,270

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Natrajan Ramkrishna	Suresh C Senapaty	V Ramachandran
Partner	Chief Financial Officer	Company Secretary
Membership No. 32815	& Director
Bangalore
October 22, 2008

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million except share data)
	As of September 30,		As of March 31,
	2008	2007	2008
SCHEDULE 1 SHARE CAPITAL
Authorised capital
1,650,000,000 (2007 & 2008: 1,650,000,000) equity shares of Rs. 2 each	3,300	3,300	3,300
25,000,000 (2007 & 2008: 25,000,000) 10.25% redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital
1,463,003,208 ( 2007: 1,459,261,169 2008: 1,461,453,320) equity shares of Rs. 2 each [Refer Note 19 (2)]	2,926	2,919	2,923

	2,926	2,919	2,923

SCHEDULE 2 RESERVES AND SURPLUS
Capital reserve
Balance brought forward from previous year	1,144	47	47
Addition during the period	—	—	1,097

	1,144	47	1,144

Securities premium account
Balance brought forward from previous year	25,373	24,530	24,530
Add: Exercise of stock options by employees	763	98	843

	26,136	24,628	25,373

Translation reserve
Balance brought forward from previous year	(10)	(247)	(247)
Movement during the period	2,331	(605)	237

	2,321	(852)	(10)

Restricted stock units reserve [Refer note 19(8)]
Employee stock options outstanding	7,544	5,046	5,023
Less: Deferred employee compensation expense	5,516	3,560	3,206

	2,028	1,486	1,817

General reserve
Balance brought forward from previous year	86,764	67,790	67,790
Additions [Refer note 19 (3) (ii)]	18,766	10,702	18,974

	105,530	78,492	86,764

Hedging reserve [Refer note 19(5)]
Balance brought forward from previous year	(1,097)	—	—
Movement during the period	(12,726)	698	(1,097)

Unrealised gain/ (loss) on cash flow hedging derivatives, net	(13,823)	698	(1,097)

Summary of reserves and surplus
Balance brought forward from previous year	113,991	93,042	93,042
Movement during the period	9,345	11,457	20,949

	123,336	104,499	113,991

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of September 30,		As of March 31,
	2008	2007	2008

SCHEDULE 3 SECURED LOANS

Term loans [1]	337	834	513
Cash credit facilities [1]	625	539	535
Finance lease obligation	1,126	1,127	1,024
Others	—	292	—

	2,088	2,792	2,072

[1]	Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets

SCHEDULE 4 UNSECURED LOANS
External commercial borrowings	15,527	—	14,070
Borrowing from banks	35,635	16,369	28,368
Loan from financial institutions	440	10,042	245
Interest free loan from state governments	39	46	41
Others	48	55	54

	51,689	26,512	42,778

SCHEDULE 5 FIXED ASSETS

										(Rs. in Million)
PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of April		Deductions/	As of September	As of April	Depreciation	Deductions /	As of September	As of September	As of March 31,
	1, 2008	Additions	adjustments [2]	30, 2008	1, 2008	for the period	adjustments [2]	30, 2008	30, 2008	2008
(a) Tangible fixed assets
Land (including leasehold)	2,744	542	(7)	3,293	8	—	—	8	3,285	2,736
Buildings	10,000	1,697	(232)	11,929	1,238	141	87	1,466	10,463	8,762
Plant & machinery[3]	31,029	3,845	(1,178)	36,052	20,162	2,403	789	23,354	12,698	10,867
Furniture, fixture and equipments	7,302	879	(241)	8,422	4,368	370	202	4,940	3,482	2,934
Vehicles	2,566	349	119	2,796	1,416	258	(64)	1,610	1,186	1,150
(b) Intangible fixed assets
Technical know-how	359	—	(21)	380	345	—	34	379	1	14
Brands, patents, trade marks and rights	2,280	—	(108)	2,388	530	67	13	610	1,778	1,750

	56,280	7,312	(1,668)	65,260	28,067	3,239	1,061	32,367	32,893	28,213

Previous year - 31 March 2008	37,287	19,729	736	56,280	18,993	5,359	3,715	28,067	28,213

[2]	- Adjustments include effect of foreign exchange translation

[3]	- Plant and machinery includes computers and computer software.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

SCHEDULE 6 INVESTMENTS	(Rs. in Million)
	As of September 30,		As of March 31,
	2008	2007	2008

Investments
Investments long term — unquoted
Investment in associates
Wipro GE Medical Systems Private Ltd [4] [Refer note 19(6)]	1,521	1,203	1,343

	1,521	1,203	1,343

Other investments — unquoted	362	365	362

Current investments — quoted
Investments in Indian money market mutual funds	39,568	22,733	14,317

	39,568	22,733	14,317

	41,451	24,301	16,022

[4] Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	3,687	2,238	2,370
Raw materials	3,631	2,714	2,761
Stock in process	823	646	1,078
Stores and spares	528	337	455

	8,669	5,935	6,664

SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	3,486	2,041	3,109
Considered doubtful	1,350	1,317	1,096

	4,836	3,358	4,205

Other debts
Considered good	46,851	31,344	37,344
Considered doubtful	—	—	—

	51,687	34,702	41,549

Less: Allowance for doubtful debts	1,350	1,317	1,096

	50,337	33,385	40,453

SCHEDULE 9 CASH AND BANK BALANCES
Balances with bank:
In current account	8,181	8,521	10,884
In deposit account	11,683	11,708	28,104
Cash and cheques on hand	293	259	282

	20,157	20,488	39,270

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of September 30,		As of March 31,
	2008	2007	2008

SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received Considered good
- Prepaid expenses	4,700	2,742	2,800
- Advance to suppliers / expenses	1,576	1,203	1,402
- Employee travel & other advances	1,500	1,338	1,503
- Derivative asset	3,390	1,588	938
- Others	5,762	2,760	4,378

	16,928	9,631	11,021
Considered doubtful	159	189	169

	17,087	9,820	11,190
Less: Provision for doubtful advances	159	189	169

	16,928	9,631	11,021

Other deposits	1,490	1,730	1,911
Advance income tax	6,874	6,063	7,116
Inter corporate deposit	750	600	500
Balances with excise and customs	754	407	548
Unbilled revenue	12,803	7,927	8,514

	39,599	26,358	29,610

SCHEDULE 11 LIABILITIES
Acquisition related liabilities	—	6,123	207
Accrued expenses and statutory liabilities	25,113	16,407	18,115
Sundry creditors	18,142	14,227	13,082
Unearned revenues	5,846	2,553	4,269
Advances from customers	1,984	1,528	1,642
Derivative liability	17,055	603	2,571
Unclaimed dividends	19	4	4

	68,159	41,445	39,890

SCHEDULE 12 PROVISIONS
Employee retirement benefits	2,848	2,128	2,737
Warranty provision	949	854	941
Provision for tax	6,228	3,814	4,013
Proposed dividend	—	2,919	5,846
Tax on dividend	—	496	993

	10,025	10,211	14,530

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in Million)
					Year ended
	Quarter ended September 30,		Six months ended September 30,		March 31,
	2008	2007	2008	2007	2008
SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	620	437	1,194	791	1,428
Profit on sale of invetsments	428	199	570	550	771
Interest on debt instruments and others	403	353	747	646	1,576
Exchange differences — net	(281)	185	(978)	(386)	(221)
Foreign currency borrowings exchange fluctuations (net)	(539)	—	(678)	—	(202)
Miscellaneous income	123	88	266	333	822

	754	1,262	1,121	1,934	4,174

SCHEDULE 14 COST OF SALES AND SERVICES
Employee compensation	22,205	16,701	43,564	32,431	70,655
Raw materials, finished and process stocks (refer Schedule 18)	13,031	8,905	23,614	16,202	36,263
Sub contracting / technical fees / third party application	3,098	2,431	5,880	4,503	10,911
Travel	1,741	1,277	3,261	2,305	5,010
Depreciation	1,526	1,140	2,997	2,235	4,965
Repairs	1,175	602	2,243	1,181	2,686
Communication	591	477	1,182	865	1,970
Power and fuel	472	359	896	697	1,532
Outsourced technical services	369	282	703	520	1,109
Rent	398	281	770	549	1,286
Stores and spares	258	221	500	447	946
Insurance	88	46	187	95	238
Rates and taxes	68	17	148	38	137
Miscellaneous	921	564	1,774	1,050	2,536

	45,941	33,303	87,719	63,118	140,244

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in Million)
					Year ended
	Quarter ended September 30,		Six months ended September 30,		March 31,
	2008	2007	2008	2007	2008
SCHEDULE 15 SELLING AND MARKETING EXPENSES
Employee compensation	2,487	1,648	4,772	3,065	7,045
Advertisement and sales promotion	925	585	1,856	980	2,385
Travel	294	193	601	502	1,023
Carriage and freight	250	285	515	560	1,137
Commission on sales	211	177	397	241	585
Rent	135	106	269	212	470
Communication	101	74	181	155	349
Conveyance	38	36	79	66	136
Depreciation	77	67	147	121	245
Repairs to buildings	14	21	43	32	79
Insurance	4	11	15	21	35
Rates and taxes	11	8	17	16	34
Miscellaneous expenses	190	163	437	284	693

	4,737	3,374	9,329	6,255	14,216

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation	1,484	1,176	3,012	2,117	5,026
Travel	380	275	749	526	1,198
Legal and professional charges	363	167	683	316	905
Repairs and mantainance	243	139	397	264	565
Provision for bad debts	160	154	267	247	289
Staff recruitment	138	188	219	336	704
Manpower outside services	90	55	147	100	223
Depreciation	58	38	95	65	148
Rates and taxes	11	24	20	38	57
Insurance	32	15	58	34	81
Rent	78	27	139	47	124
Auditors’ remuneration
Audit fees	5	5	10	10	24
For certification including tax audit	—	—	—	1	2
Out of pocket expenses	1	—	2	1	2
Miscellaneous expenses	418	380	881	585	1,402

	3,461	2,643	6,679	4,687	10,750

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in Million)
					Year ended
	Quarter ended September 30,		Six months ended September 30,		March 31,
	2008	2007	2008	2007	2008
SCHEDULE 17 INTEREST

Cash credit and others	612	330	1,248	461	1,690

	612	330	1,248	461	1,690

SCHEDULE 18
RAW MATERIALS, FINISHED AND PROCESSED STOCKS
Consumption of raw materials and bought out components :

Opening stocks	3,518	1,890	2,761	1,584	1,584
Add: Stock taken over on acquisition	—	375	—	375	380
Add: Purchases	7,855	4,642	13,206	9,276	18,076
Less: Closing stocks	3,631	2,714	3,631	2,714	2,761

	7,742	4,193	12,336	8,521	17,279

Purchase of finished products for sale	6,018	5,040	12,340	7,732	19,576

(Increase) / Decrease in finished and process stocks :

Opening stock
In process	664	638	1,078	491	491
Finished products	3,117	1,353	2,370	1,777	1,777

Stock taken over on acquisition
In process	—	8	—	8	8
Finished products	—	557	—	557	580

Less: Closing stock
In process	823	646	823	646	1,078
Finished products	3,687	2,238	3,687	2,238	2,370

	(729)	(328)	(1,062)	(51)	(592)

	13,031	8,905	23,614	16,202	36,263

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 19 – NOTES TO ACCOUNTS

Company overview

Wipro Limited (Wipro), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as IT Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.

1.	Significant accounting policies

i.	Basis of preparation of financial statements

The condensed consolidated financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention on accrual basis, except for certain financial instruments, which are measured on a fair value basis. GAAP comprises Accounting Standards (AS), issued by the Institute of Chartered Accountants of India (ICAI) and other generally accepted accounting principles in India.

This interim financial statement has been prepared in accordance with the recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting issued pursuant to the Companies (Accounting Standards) Rules, 2006 and by the ICAI. These financial statements should be read in conjunction with the consolidated annual financial statements of the Company for the year ended as at March 31, 2008. The accounting policies followed in preparation of the financial statements are consistent with those followed in the preparation of the consolidated Annual financial statements, except the adoption of AS 30, Financial Instruments: Recognition and Measurement. Effective April 1, 2008 the Company adopted AS 30 . The adoption of AS 30 along with limited revision to other accounting standards has been described in Note 4 of the notes to accounts.

ii.	Principles of consolidation

The financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter -company balances / transactions and resulting unrealized gain / loss.

The financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

iii.	Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

iv.	Goodwill

Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.

v.	Fixed assets, intangible assets and work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation.

Interest on borrowed money allocated to and utilized for qualifying fixed assets, pertaining to the

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.

Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress. Lease payments under operating lease are recognised as an expense in the profit and loss account.

Payments for leasehold land are amortized over the period of lease.

vi.	Investments

Long term investments (other than investment in associate) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.

Investment in associate is accounted under the equity method.

vii.	Inventories

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.

viii.	Provisions and contingent liabilities

The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the outflow.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

The company recognises provision for onerous contracts based on the estimate of excess of unavoidable costs of meeting obligations under the contracts over the expected economic benefits.

ix.	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is generally recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from application maintenance services is recognized over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

Products:

Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

Others:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and the then carrying amount of the investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction. Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.

Other income is recognised on accrual basis.

x.	Warranty cost

The Company accrues the estimated cost of warranties at the time when the revenue is recognised. The accruals are based on the Company’s historical experience of material usage and service delivery costs.

xi.	Foreign currency transactions

The Company is exposed to currency fluctuations on foreign currency transactions. Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

Transaction:

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account, except for the exchange difference arising on monetary items that qualify as hedging instruments in a cash flow hedge or hedge of a net investment. In such cases the exchange difference is initially recognized in hedging reserve or translation reserve respectively. Such exchange differences are subsequently recognized in the profit and loss account on occurrence of the underlying hedged transaction or on disposal of the investment respectively.

Integral operations:

In respect of integral operations, monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Non-integral operations:

In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

xii.	Financial Instruments

Derivative financial instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency assets, liabilities, net investment in a foreign operation and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into derivative financial instruments, where the counterparty is a bank.

Effective April 1, 2007, based on the recognition and measurement principles set out in the AS 30, changes in the fair values of derivative financial instruments designated as cash flow hedges were recognized directly in shareholders’ funds and are reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designated derivative financial instruments as hedges of net investment in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that was determined to be an effective hedge was recognised in the shareholders’ funds and would be recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges were recognized in the profit and loss account as they arose.

On April 1, 2008, the Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30. AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, will stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company).

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 – relating to Contingencies, AS 11 – relating to Forward contracts and AS 13 until AS 30 becomes mandatory.

The impact of adoption of AS 30 has been described in Note 4 of the notes to accounts.

Non-Derivative Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets of the Company mainly include cash and bank balances, sundry debtors, unbilled revenues, finance lease receivables, employee travel and other advances, other loans and advances and derivative financial instruments with a positive fair value. Financial liabilities of the Company mainly comprise secured and unsecured loans, sundry creditors, accrued expenses and derivative financial instruments with a negative fair value. Financial assets / liabilities are recognized on the balance sheet when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when all of risks and rewards of the ownership have been transferred. The transfer of risks and rewards is evaluated by comparing the exposure, before and after the transfer, with the variability in the amounts and timing of the net cash flows of the transferred assets

Short-term receivables with no stated interest rates are measured at original invoice amount, if the effect of discounting is immaterial. Non-interest-bearing deposits are discounted to their present value.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The Company measures the financial liabilities, except for derivative financial liabilities at amortized cost using the effective interest method. The Company measures the short-term payables with no stated rate of interest at original invoice amount, if the effect of discounting is immaterial.

xiii.	Depreciation and amortization

Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. In some cases, assets are depreciated at the rates which are higher than Schedule XIV rates to reflect the economic life of asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset

Building	30 – 60 years
Plant and machinery	5 – 21 years
Office equipment	3 – 10 years
Vehicles	4 years
Furniture and fixtures	3 – 10 years
Data processing equipment and software	2 – 6 years
Fixed assets individually costing Rs. 5,000/- or less are depreciated at 100%.

Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life. For various brands acquired by the Company, the estimated useful life has been determined ranging between 20 to 25 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life.

xiv.	Impairment of assets

Financial assets:

The Company assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. If any such indication exists, the Company estimates the amount of impairment loss. The amount of loss for short-term receivables is measured as the difference between the assets carrying amount and undiscounted amount of future cash flows. Reduction, if any, is recognized in the profit and loss account. If at the balance sheet date there is any indication that if a previously assessed impairment loss no longer exists, the recognised impairment loss is reversed, subject to maximum of initial carrying amount of the short-term receivable.

Other than financial assets:

The Company assesses at each balance sheet date whether there is any indication that a non-financial asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
xv.	Provision for retirement benefits

Provident fund:

Employees receive benefits from a provident fund. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry -forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).

Superannuation:

Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC & ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.

xvi.	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.

xvii.	Research and development

Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.

xviii.	Income tax & Fringe benefit tax

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations.

The income tax provision for the interim period is made based on the best estimate of the annual average tax rate expected to be applicable for the full fiscal year.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company.

Deferred taxes are recognised in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period. For this purpose, reversal of timing difference is determined using FIFO method.

Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantive enactment date.

Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

The Company offsets, on a year on year basis, the current tax assets and liabilities, where it has a legally enforceable right and where it intends to settle such assets and liabilities on a net basis.

Fringe benefit tax:

The Fringe Benefit Tax (FBT) is accounted for in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI. The provision for FBT is reported under income taxes.

xix.	Earnings per share

Basic:

The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period.

Diluted:

The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.

xx.	Cash flow statement

Cash flows are reported using the indirect method, whereby net profit s before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
2.	The following are the details for 1,463,003,208 (2007: 1,459,261,169, 2008: 1,461,453,320) equity shares as of September 30, 2008.

No. of shares	Description
1,398,430,659
Equity shares / American Depository Receipts (ADRs) (2007 & 2008: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalization of Securities premium account and Capital redemption reserve

1,325,525	Equity shares (2007 & 2008: 1,325,525) have been allotted as fully paid -up, pursuant to a scheme of amalgamation, without payment being received in cash

3,162,500	Equity shares (2007 & 2008: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company

59,159,524	Equity shares (2007: 55,417,485 & 2008: 57,609,636) issued pursuant to Employee Stock Option Plan
3.	Note on Reserves and Surplus

i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

	(Rs. in Million)
			For the
	Six month ended		year ended
	September	September	March 31,
Particulars	30, 2008	30, 2007	2008

a) Transfer from profit and loss account	18,858	12,078	22,575
b) Adjustment on account of amalgamation	—	(1,376)	(3,601)
c) Transition adjustment on adoption of AS 30	(89)	—	—
d) Others	(3)	—	—

	18,766	10,702	18,974

4.	Adoption of AS 30

In December 2007, the ICAI issued AS 30, Financial Instruments: Recognition and Measurement. Although AS 30 becomes recommendatory in respect of accounting periods commencing on or after April 1, 2009 and mandatory in respect of accounting periods commencing on or after April 1, 2011, in March 2008 the ICAI announced that the earlier adoption of AS 30 is encouraged. AS 30, along with limited revision to other accounting standards has currently not been notified pursuant to Companies (Accounting Standard) Rules, 2006.

On April 1, 2008, the Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, would stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company).

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 – relating to Contingencies, AS 11 – relating to Forward Contracts and AS 13 until AS 30 becomes mandatory.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Until March 31, 2008 the Company applied the recognition and measurement principles as set out in AS 30 in accounting for derivatives and hedge accounting. Changes in the fair values of derivative financial instruments designated as cash flow hedges were recognized directly in shareholders’ funds and reclassified into the profit and loss account upon the occurrence of the hedged transaction. The Company also designated derivative financial instruments as hedges of net investments in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that was determined to be an effective hedge is recognised in the shareholders’ funds and was recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges were recognized in the profit and loss account as they arose.

As the Company was already applying the principles of AS 30 in respect of its accounting for derivative financial instruments in relation to derivative and hedge accounting, the early adoption of AS 30 did not have a material impact on the Company.

As permitted by AS 30 and the consequent limited revisions to other accounting standards; during the quarter and six month ended September 30, 2008 the Company designated a yen -denominated foreign currency borrowing amounting to JPY 28 billion, along with a Cross-Currency Swap (CCS), as a hedging instrument to hedge its net investment in a non-integral foreign operation. Accordingly the translation loss on the foreign currency borrowings and portion of the changes in fair value of CCS which are determined to be effective hedge of net investment in non-integral foreign operations aggregating to Rs 1,156 million and Rs 1,816 Million for the quarter and six month ended September 30, 2008 respectively was recognized in translation reserve in shareholders’ funds. The amounts recognised in translation reserve would be transferred to profit and loss account upon sale or disposal of non-integral foreign operations.

In accordance with AS 11, if the Company had continued to recognize translation losses on foreign currency borrowing in the profit and loss account, the foreign currency borrowing would not have been eligible to be combined with CCS for hedge accounting. Consequently the CCS also would not have qualified for hedge accounting and changes in fair value of CCS would have been recognized in the profit and loss account. As a result profit after tax for the quarter and six months ended September 30, 2008 would have been lower by Rs. 1,156 million and Rs. 1,816 million respectively.

5.	Derivatives

As of September 30, 2008 the Company had derivative financial instruments to sell USD 2,172 Million, GBP 65 Million, EUR 12 Million and JPY 6,906 Million relating to highly probable forecasted transactions. As of March 31, 2008 the Company had derivative financial instruments to sell USD 2,497 Million, GBP 84 Million, EUR 24 Million and JPY 7,682 Million relating to highly probable forecasted transactions. As of September 30, 2008 the Company has recognised mark-to-market losses of Rs 13,823 Million (2008: Rs. 1,097 Million) relating to derivative financial instruments that are designated as effective cash flow hedges in the shareholders’ funds.

In addition to Yen denominated foreign currency borrowing and related CCS discussed in Note 4, the Company had derivative financial instruments to sell USD 305 Million and Euro 65 million designated as hedge of net investment in non-integral foreign operations as of September 30, 2008. The Company has recognised Mark to market losses of Rs. 2,494 million (2008: Rs 495 Million) relating to the above derivative financial instruments in translation reserve in the shareholders’ funds.

As of September 30, 2008 the Company had undesignated derivative financial instruments to sell USD 320 Million, GBP 74 Million and EUR 47 Million. As of March 31, 2008 the Company had undesignated derivative financial instruments to sell USD 414 Million, GBP 58 Million and EUR 39 Million. As of September 30, 2008 the Company has recognized mark-to-market gain/ (losses) on such derivative financial instruments through the profit and loss account.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
6.	The Company has a 49% equity interest in Wipro GE Healthcare Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in AS 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of AS 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

7.	In March 2008, pursuant to the scheme of amalgamation approved by the Honorable High Court of Karnataka and High Court of Judicature at Bombay, the Company has merged mPower Software Services India Private Limited (‘mPower’), mPact Technology Service Private Limited (‘mPact’) and cMango India Private Limited (‘cMango’) with the Company retrospectively from April 1, 2007, the Appointed Date. mPower, mPact and cMango were fully held by Wipro Inc, which in turn is a wholly owned subsidiary of the Company. Pursuant to the scheme of amalgamation, the Company will issue 968,803 fully-paid equity shares with a market value as on April 1, 2007 of Rs. 540 Million as consideration to a controlled trust to be held for the benefit of Wipro Inc.

8.	Employee stock option

i)	Employees covered under Stock Option Plans and Restricted Stock Unit (RSU) Option Plans are granted an option to purchase shares of the Company at the respective exercise prices, subject to requirements of vesting conditions. These options generally vest over a per iod of five years from the date of grant. Upon vesting, the employees can acquire one equity share for every option. The maximum contractual term for aforementioned stock option plans is generally 10 years.

ii)	The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years. The Company has granted 8,311,634 Options under RSU Options Plan and 120,000 options under Stock Options Plan during the six month ended September 30, 2008. For the quarter and six month ended September 30, 2008 the Company has recorded stock compensation expense of Rs. 455 Million and Rs 888 million respectively (2007: Rs. 286 Million and Rs. 572 million respectively, 2008: Rs. 1,166 Million).

iii)	The Finance Act, 2007 has introduced Fringe Benefit Tax (FBT) on employee stock options. The difference between the fair value of the underlying share on the date of vesting and the exercise price paid by the employee is subject to FBT. The Company recovers such tax from the employee. During the quarter and six month ended September 30, 2008 the Company has recognised FBT liability and related recovery of Rs 86 Million and Rs 132 Million respectively arising from the exercise of stock options. The Company’s obligation to pay FBT arises only upon the exercise of stock options.

9.	Income Tax

Provision for tax has been allocated as follows:

					(Rs in Million)
	Quarter Ended		Six Month Ended		Year Ended
	September	September	September 30,	September	March 31,
Particulars	30, 2008	30, 2007	2008	30, 2007	2008

Net current tax	1,660	933	3,111	1,872	4,194
Deferred tax	(85)	(22)	(109)	(22)	62
Fringe benefit tax	84	135	183	200	294

Total income taxes	1,659	1,046	3,185	2,050	4,550

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
10.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 Million (including interest of Rs. 1,503 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The appeals filed by the Company for the above years to the first appellate authority were allowed in favour of the Company, thus deleting substantial portion of the demand raised by the Income tax authorities. On further appeal filed by the income tax authorities, in June 2008 the second appellate authority upheld the claim of the company for years ended March 31, 2001 and 2002. The Income tax authorities have filed similar appeals for years ended March 31, 2003 and 2004 which are pending before the second appellate authority.

Considering the facts and nature of disallowance and the order of the appellate authorities upholding the claims of the Company for earlier years, the Company believes that the final outcome of the above disputes should be in favour of the Company and there should not be any material impact on the financial statements.

11.	The list of subsidiaries is given below :

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation

Wipro Inc.			USA
	Wipro Gallagher Systems Inc		USA
	Enthink Inc.		USA
	Infocrossing Inc		USA
		Infocrossing EAS Inc.,	USA
		Infocrossing Services Inc.	USA
		Infocrossing West Inc. (A)	USA
		Infocrossing Healthcare Services, Inc.	USA
		Infocrossing, LLC (A)	USA
		Infocrossing iConnection, Inc.	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai Limited			China
Wipro Trademarks Holding Limited			India
	Cygnus Negri Investments Private Limited		India
Wipro Travel Services Limited			India
Wipro Consumer Care Limited			India
Wipro Holdings (Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
		Wipro Technologies UK Limited	UK
		BVPENTEBeteiligungsve rwaltung GmbH	Austria
		New Logic Technologies GmbH	Austria
		NewLogic Technologies SARL	France
		3D Networks FZ-LLC	Dubai

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

		3D Networks (UK) Limited	UK
Wipro Cyprus Private Limited			Cyprus
	Wipro Technologies S.A DE C.V		Mexico
	Wipro BPO Philippines LTD. Inc		Philippines
	Wipro Holdings Hungary Korlátolt Felel• sség• Társaság		Hungary
	Wipro Technologies Argentina SA		Argentina
	Wipro Information Technology Egypt SAE		Egypt
	Wipro Arabia Limited (a)		Dubai
	Wipro Poland Sp Zoo		Poland
	RetailBox BV		Netherlands
		Enabler Informatica SA	Portugal
		Enabler France SAS	France
		Enabler UK Ltd	UK
		Enabler Brasil Ltd	Brazil
		Enabler & Retail Consult GmbH	Germany
		Wipro Technologies Limited, Russia	Russia
	Wipro Technologies OY (formerly Saraware OY)		Finland
	Wipro Infrastructure Engineering AB (formerly Hydrauto Group AB)		Sweden
		Wipro Infrastructure Engineering OY (formerly Hydrauto OY Ab Pernion)	Finland
		Hydrauto Celka San ve Tic	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		Unza Holdings Limited (A)	Singapore
		Wipro Technocentre (Singapore) Pte Limited	Singapore
Wipro Australia Pty Limited			Australia
3D Networks Pte Limited			Singapore
Planet PSG Pte Limited			Singapore
	Planet PSG SDN BHD		Malaysia
Spectramind Inc			USA
Wipro Chandrika Limited (b)			India
WMNETSERV Limited			Cyprus
	WMNETSERV (UK) Ltd.		UK
	WMNETSERV INC.		USA

All the above subsidiaries are 100% held by the Company except the following:

a)	66.67% held in Wipro Arabia Limited

b)	90% held in Wipro Chandrika Limited

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
(A) Step Subsidiary details of Infocrossing West Inc, Infocrossing LLC, and Unza Holdings Limited are as follows :

Country of
Step subsidiaries	Step subsidiaries		Incorporation

Infocrossing West Inc.			USA
	Infocrossing Services West Inc.		USA
Infocrossing, LLC	Infocrossing Services Southeast Inc.		USA USA
Unza Company Pte Ltd			Singapore
Unza Indochina Pte Ltd			Singapore
	Unza Vietnam Co., Ltd		Vietnam
Unza Cathay Ltd			Hong Kong
Unza China Ltd			Hong Kong
	Dongguan Unza Consumer Products Ltd.		China
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
Unza Overseas Ltd			British virgin islands
Unza Africa Limited			Nigeria
Unza Middle East Ltd			British virgin islands
Unza International Limited			British virgin islands
Positive Equity Sdn Bhd			Malaysia
Unza Nusantara Sdn Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA Sdn Bhd	Malaysia
	Manufacturing Services Sdn Bhd		Malaysia
		Shubido Pacific Sdn Bhd (a)	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

All the above subsidiaries are 100% held by the Company except the following:

a)	50.1 % held in Shubido Pacific Sdn Bhd
12.	The segment information for the quarter and six month ended September 30, 2008, September 30, 2007 and year ended March 31, 2008 is as follows:

Until March 31, 2008 the Company was reporting Global IT Services & Products (comprising of IT Services & Products and BPO Services segments), India & AsiaPac IT Services & Products, Consumer Care & Lighting and Others.

In April 2008 the Company re-organized its IT businesses by combining the Global IT Services & Products and the India & AsiaPac IT Services & Products businesses and appointed joint CEOs for the combined IT business. Consequent to the re-organization of the Company, the Company changed its system of internal financial reporting to the board of directors and the chief executive officer wherein the financial results are reported as IT Services and IT Products. Accordingly, the Company identified IT services and IT products as reportable segments. There is no change in the reportable segments for other businesses.

Segment information in respect of earlier period has been revised to conform to the presentation as per current reportable segments.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Rs. in Million
							Year ended
	Quarter ended September 30,			Six months ended September 30,			March 31,
Particulars	2008	2007	Growth %	2008	2007	Growth %	2008

Revenues
IT Services	47,500	34,919	36%	91,545	66,516	38%	146,626
IT Products	10,023	6,672	50%	17,486	11,846	48%	26,400
Consumer Care and Lighting	5,269	3,709	42%	10,396	6,052	72%	15,207
Others	2,470	2,559	-3%	5,756	5,297	9%	11,691
Eliminations	(189)	(99)		(443)	(163)		(349)

TOTAL	65,073	47,760	36%	124,740	89,548	39%	199,575

Profit before Interest and Tax — PBIT
IT Services	9,959	7,637	30%	19,144	14,332	34%	31,290
IT Products	429	319	34%	677	553	22%	1,227
Consumer Care and Lighting	643	440	46%	1,252	745	68%	1,900
Others	25	132	-81%	206	191	8%	770

TOTAL	11,056	8,528	30%	21,279	15,821	34%	35,187

Interest (Net) and Other Income	301	658		585	1,526		1,883

Profit Before Tax	11,357	9,186	24%	21,864	17,347	26%	37,070

Income Tax expense including Fringe Benefit Tax	(1,659)	(1,046)		(3,185)	(2,050)		(4,550)

Profit before Share in earnings of associates and minority interest	9,698	8,140	19%	18,679	15,297	22%	32,520
Share in earnings of associates	106	96		213	193		333
Minority interest	(22)	1		(34)	3		(24)

PROFIT AFTER TAX	9,782	8,237	19%	18,858	15,493	22%	32,829

Operating Margin
IT Services	21.0%	21.9%		20.9%	21.5%		21.3%
IT Products	4.3%	4.8%		3.9%	4.7%		4.6%
Consumer Care and Lighting	12.2%	11.9%		12.0%	12.3%		12.5%

TOTAL	17.0%	17.9%		17.1%	17.7%		17.6%

CAPITAL EMPLOYED
IT Services and Products	97,104	79,222		97,104	79,222		93,969
Consumer Care and Lighting	18,942	16,612		18,942	16,612		17,292
Others	64,183	41,041		64,183	41,041		50,659

TOTAL	180,229	136,875		180,229	136,875		161,920

CAPITAL EMPLOYED COMPOSITION
IT Services and Products	54%	58%		54%	58%		58%
Consumer Care and Lighting	10%	12%		10%	12%		11%
Others	36%	30%		36%	30%		31%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services and Products	44%	48%		41%	45%		44%
Consumer Care and Lighting	14%	18%		14%	15%		19%

TOTAL	25%	28%		25%	27%		27%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the AS 17 “Segment Reporting” issued pursuant to the Companies (Accounting Standard) Rules , 2006 and by The Institute of Chartered Accountants of India.

b)	Segment revenue includes certain exchange differences which are reported in other income, in the financial statements. Segment PBIT for the quarter and six month ended September 30, 2008 includes certain operating other income which is outlined below.

	Quarter ended		Six month ended		As of
	September 30,		September 30		March 31,
Particulars	2008	2007	2008	2007	2008

IT Services	36	43	91	69	419
IT Products	16	1	28	29	53
Consumer Care & Lighting	25	17	42	24	71
Others	47	28	105	244	281

	124	89	266	366	824

c)	PBIT for the quarter and six month ended September 30, 2008 is after considering restricted stock unit amortization of Rs 455 Million and Rs 888 Million respectively (2007: Rs 286 Million and Rs 572 Million respectively and 2008: 1,166 Million).

d)	Capital employed of segments is net of current liabilities. The net current liability of segments is as follows :-

	As of		As of
	September	September	March 31,
Particulars	30, 2008	30, 2007	2008

IT Services and Products	56,227	38,347	30,456
Consumer Care and Lighting	4,015	3,356	3,382
Others	17,942	9,953	20,582

	78,184	51,656	54,420

e)	The Company has four geographic segments: India, USA, Europe and Re st of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

	Quarter ended				Six month ended				As of March
	September 30,				September 30				31,
Particulars	2008	%	2007	%	2008	%	2007	%	2008	%

India	15,354	24	11,914	25	27,912	23	22,100	25	48,847	24
USA	28,112	43	20,272	42	54,300	44	39,425	44	87,439	44
Europe	14,638	22	11,717	25	29,111	23	22,262	25	48,259	24
Rest of the world	6,969	11	3,857	8	13,417	10	5,761	6	15,030	8

	65,073	100	47,760	100	124,740	100	89,548	100	199,575	100

f)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.
13.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.